Exhibit 99.1

Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

+1 609-964-5123

Universal Display Corporation Announces Third Quarter 2021 Financial Results

EWING, N.J. – November 4, 2021 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the third quarter ended September 30, 2021.

“We are pleased to report solid third quarter results, including record revenue of $143.6 million,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “The pandemic and component shortages are causing global disruptions in the supply chain. While these ongoing uncertainties are impacting the OLED ecosystem, we are reaffirming our revenue guidance range of $530 million to $560 million. On the partnership front, we are pleased to announce that we extended our long-term material and license agreements with leading Chinese panel maker Tianma. Tianma is advancing its OLED presence and expanding its product portfolio, and we are delighted to continue our strong partnership. We are also gratified to share that The Forum of Executive Women has recognized Universal Display Corporation as a Champion of Board Diversity for the second year. This is indicative of our steadfast commitment to cultivating and nurturing a global culture that celebrates innovation, collaboration, diversity and inclusion.”

Rosenblatt continued, “As we look to the OLED industry, we believe that we are still in the early innings of a long-term secular growth market. As the next wave of OLED adoption for medium-and-large-area applications takes shape, we are fortifying our position as an OLED leader and innovator on multiple fronts. We are leveraging our 25-plus years of pioneering research, know-how and experience into new OLED materials and technologies. We are also expanding our global footprint, building our infrastructure that is designed to drive an effective cost structure and targeting new opportunities, including phosphorescent blue and OVJP. We believe that these strategic initiatives will enable us to continue providing our customers with best-in-class solutions, while keeping UDC at the forefront of the growing OLED industry.”

Financial Highlights for the Third Quarter of 2021

•
Total revenue in the third quarter of 2021 was $143.6 million as compared to $117.1 million in the third quarter of 2020. The increase in revenue was due to higher royalty and license fees, as well as higher material sales primarily due to stronger demand in the OLED display market.
•
Revenue from material sales was $75.6 million in the third quarter of 2021 as compared to $68.7 million in the third quarter of 2020.
•
Revenue from royalty and license fees was $63.9 million in the third quarter of 2021 as compared to $44.6 million in the third quarter of 2020.
•
Cost of material sales was $28.9 million in the third quarter of 2021 as compared to $20.8 million in the third quarter of 2020. Included in the cost of material sales was an inventory reserve charge of $1.0 million in the third quarter of 2021 as compared to a charge of $198,000 in the third quarter of 2020.
•
Operating income was $57.7 million in the third quarter of 2021 as compared to operating income of $48.4 million in the third quarter of 2020.

•
Net income was $46.1 million or $0.97 per diluted share in the third quarter of 2021 as compared to $40.5 million or $0.85 per diluted share in the third quarter of 2020.

Revenue Comparison

($ in thousands)	Three Months Ended September 30,
	2021	2020
Material sales	$75,609	$68,709
Royalty and license fees	63,939	44,550
Contract research services	4,070	3,820
Total revenue	$143,618	$117,079

Cost of Materials Comparison

($ in thousands)	Three Months Ended September 30,
	2021	2020
Material sales	$75,609	$68,709
Cost of material sales	28,883	20,849
Gross margin on material sales	46,726	47,860
Gross margin as a % of material sales	62%	70%

Financial Highlights for the First Nine Months of 2021

•
Total revenue in the first nine months of 2021 was $407.3 million as compared to $287.3 million in the first nine months of 2020. The increase in revenue was due to higher royalty and license fees, as well as higher material sales primarily due to stronger demand in the OLED display market.
•
Revenue from material sales was $232.9 million in the first nine months of 2021 as compared to $167.2 million in the first nine months of 2020. Revenue from royalty and license fees was $163.0 million in the first nine months of 2021 as compared to $110.0 million in the first nine months of 2020.
•
Cost of material sales was $75.2 million in the first nine months of 2021 as compared to $51.3 million in the first nine months of 2020. Included in the cost of material sales was an inventory reserve charge of $2.1 million in the first nine months of 2021 as compared to a charge of $808,000 in the first nine months of 2020.

•
Operating income was $171.2 million in the first nine months of 2021 as compared to $91.7 million in the first nine months of 2020.
•
Net income was $138.3 million or $2.90 per diluted share in the first nine months of 2021 as compared to $79.5 million or $1.67 per diluted share in the first nine months of 2020.

Revenue Comparison

($ in thousands)	Nine Months Ended September 30,
	2021	2020
Material sales	$232,855	$167,211
Royalty and license fees	163,037	110,008
Contract research services	11,386	10,105
Total revenue	$407,278	$287,324

Cost of Materials Comparison

($ in thousands)	Nine Months Ended September 30,
	2021	2020
Material sales	$232,855	$167,211
Cost of material sales	75,198	51,337
Gross margin on material sales	157,657	115,874
Gross margin as a % of material sales	68%	69%

2021 Guidance

The Company continues to believe that its 2021 revenue will be approximately in the range of $530 million to $560 million. The OLED industry remains at a stage where many variables can have a material impact on its growth, and the Company thus caveats its financial guidance accordingly.

Dividend

The Company also announced a fourth quarter cash dividend of $0.20 per share on the Company’s common stock. The dividend is payable on December 30, 2021 to all shareholders of record on December 16, 2021.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, November 4, 2021, at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the Company’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$535,157	$630,012
Short-term investments	253,786	99,996
Accounts receivable	96,235	82,261
Inventory	121,485	91,591
Other current assets	48,476	20,746
Total current assets	1,055,139	924,606
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $86,962 and $72,493	118,988	102,113
ACQUIRED TECHNOLOGY, net of accumulated amortization of $168,489 and $153,050	54,814	70,253
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $7,206 and $6,155	10,028	10,685
GOODWILL	15,535	15,535
INVESTMENTS	8,500	5,000
DEFERRED INCOME TAXES	32,476	37,695
OTHER ASSETS	133,111	103,341
TOTAL ASSETS	$1,428,591	$1,269,228
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,939	$13,801
Accrued expenses	42,736	41,404
Deferred revenue	123,475	105,215
Other current liabilities	3,111	4,540
Total current liabilities	180,261	164,960
DEFERRED REVENUE	43,458	57,086
RETIREMENT PLAN BENEFIT LIABILITY	80,676	78,527
OTHER LIABILITIES	87,874	55,941
Total liabilities	392,269	356,514
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 49,060,909 and 49,013,476 shares issued, and 47,695,261 and 47,647,828 shares outstanding, at September 30, 2021 and December 31, 2020, respectively	491	490
Additional paid-in capital	646,049	635,595
Retained earnings	463,820	353,930
Accumulated other comprehensive loss	(32,756)	(36,019)
Treasury stock, at cost (1,365,648 shares at September 30, 2021 and December 31, 2020)	(41,284)	(41,284)
Total shareholders’ equity	1,036,322	912,714
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,428,591	$1,269,228

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUE:
Material sales	$75,609	$68,709	$232,855	$167,211
Royalty and license fees	63,939	44,550	163,037	110,008
Contract research services	4,070	3,820	11,386	10,105
Total revenue	143,618	117,079	407,278	287,324
COST OF SALES	31,481	23,378	82,748	58,480
Gross margin	112,137	93,701	324,530	228,844
OPERATING EXPENSES:
Research and development	25,327	20,814	72,733	61,708
Selling, general and administrative	20,960	13,579	57,603	45,129
Amortization of acquired technology and other intangible assets	5,505	5,494	16,490	16,474
Patent costs	2,359	2,095	6,003	5,591
Royalty and license expense	258	3,293	519	8,195
Total operating expenses	54,409	45,275	153,348	137,097
OPERATING INCOME	57,728	48,426	171,182	91,747
Interest income, net	137	1,029	345	4,444
Other (loss) income, net	(102)	262	178	634
Interest and other income, net	35	1,291	523	5,078
INCOME BEFORE INCOME TAXES	57,763	49,717	171,705	96,825
INCOME TAX EXPENSE	(11,654)	(9,217)	(33,368)	(17,355)
NET INCOME	$46,109	$40,500	$138,337	$79,470
NET INCOME PER COMMON SHARE:
BASIC	$0.97	$0.85	$2.91	$1.67
DILUTED	$0.97	$0.85	$2.90	$1.67
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,291,192	47,227,061	47,286,927	47,182,625
DILUTED	47,362,575	47,260,331	47,355,583	47,212,660
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.20	$0.15	$0.60	$0.45

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$138,337	$79,470
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue and recognition of unbilled receivables, net	(165,723)	(112,508)
Depreciation	14,471	11,147
Amortization of intangibles	16,490	16,474
Change in excess inventory reserve	2,058	808
Amortization of premium and discount on investments, net	(229)	(4,293)
Stock-based compensation to employees	22,846	19,807
Stock-based compensation to Board of Directors and Scientific Advisory Board	1,052	1,133
Deferred income tax expense (benefit)	4,226	(2,242)
Retirement plan expense	6,676	4,242
Decrease (increase) in assets:
Accounts receivable	(13,974)	(38,898)
Inventory	(31,952)	(20,953)
Other current assets	(13,626)	(2,854)
Other assets	(33,540)	(8,721)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(3,311)	(19,633)
Other current liabilities	(1,429)	(806)
Deferred revenue	160,021	144,200
Other liabilities	31,933	9,454
Net cash provided by operating activities	134,326	75,827
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(29,496)	(19,213)
Purchases of intangibles	(394)	(25)
Purchases of investments	(272,340)	(604,153)
Proceeds from sale and maturity of investments	115,240	613,310
Net cash used in investing activities	(186,990)	(10,081)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,136	869
Payment of withholding taxes related to stock-based compensation to employees	(14,880)	(14,293)
Cash dividends paid	(28,447)	(21,329)
Net cash used in financing activities	(42,191)	(34,753)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(94,855)	30,993
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	630,012	131,627
CASH AND CASH EQUIVALENTS, END OF PERIOD	$535,157	$162,620
The following non-cash activities occurred:
Unrealized (loss) gain on available-for-sale securities	$(39)	$451
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	(1,849)	(892)